EXHIBIT 10.24.2

MCI WORLDCOM NETWORK SERVICES, INC.

ATTACHMENT FOR SS7 3rd PARTY SERVICE

This Attachment for SS7 3rd PARTY Service (the “Attachment”) is made as of the 26th day of November, 2002, to that certain Telecommunications Services Agreement dated 4-20, 1999 (the “Agreement”) made by, and between MCI WORLDCOM Network Services. Inc. (“MCI WorldCom”) and AmeriVision Communications, Inc. (“Customer”).

During the Service Term of the Agreement, MCI WorldCom will provide “SS7 3rd PARTY Service” which is Signaling System 7 (“SS7’) signaling between Customer’s SS7 network and MCI WorldCom’s SS7 network through a Third Party Signaler (as defined herein). Customer acknowledges that this Attachment is only valid provided Customer has executed or executes simultaneously with the execution of this Attachment, an MCI WorldCom Attachment for CLASSIC/TRANSCEND/ACCESS BASED BILLING CARRIER TERMINATION Service or CARRIER ORIGINATION Service, PRISM 1 Service or ADVANCED TOLL FREE Service. SS7 3rd PARTY Service supports signaling for dedicated long distance traffic between switches and/or Signaling Transport Points (“STPs”) owned and operated by Third Party Signalers (as defined herein) (“Customer Locations”) and MCI WorldCom’s signaling network. Customer’s ability to receive and use SS7 3rd PARTY Service shall be based on MCI WorldCom’s existing interconnection availability with Third Party Signalers. MCI WorldCom, at its sole discretion, reserves the right to deny SS7 3rd PARTY Service to any requested Customer location.

I.              TERMS AND CONDITIONS.

(A)   Technical Requirements. Customer’s network shall conform In all material respects to MCI WorldCom SS7 Network Interface specifications for Interexchange carriers specifications GR 246 Revision 2 (1996). Any changes in a Third Party Signaler’s switch or STP hardware or software must be compatible with the GR 246 Revision 2 (1996) SS7 network technical specifications, and MCI WorldCom must be given sufficient advance written notice thereof to provide MCI WorldCom reasonable time to adjust its own facilities and services to correspond to such change; provided that such notice shall at no time be less than five (5) business days prior to the effective date of such change.

(B)           Interconnection and Testing.

(i)             SS7 3rd PARTY Service will support all long distance originating or terminating traffic on dedicated facilities from or to Customer Locations, utilizing point codes (“Point Codes”) owned or leased and operated by Customer. Customer hereby represents that all point codes to be provided to MCI WorldCom will be owned or leased and operated by Customer. Upon execution of this Attachment, Customer will provide MCI WorldCom with a list of cities, CLLIs and Point Codes owned or leased and operated by Customer to be connected into the MCI WorldCom network which list may be updated from time to time upon notice to MCI WorldCom as Customer adds switches to its network. MCI WorldCom reserves the right to review the Point Codes to ensure they belong to Customer.

(ii)            To provide SS7 3rd PARTY Service to Customer, MCI WorldCom will allow Customer to signal, using SS7 connections through a third party approved by MCI WorldCom (“Third Party Signaler”), to MCI WorldCom using MCI WorldCom’s existing connections with the Third Party Signaler, for the purpose of  exchanging call setup messages only. MCI WorldCom will pass on to Customer any administrative or new charges that the Third Party Signaler may assess MCI WorldCom that are directly related to Customer’s SS7 messaging.

(iii)           Customer understands and agrees that SS7 3rd PARTY Service shall not be used to support signaling for local traffic arid MCI WorldCom will not support TCAP messages.

(iv)           MCI WorldCom only provides SS7 3rd PARTY Service to Customer’s Location(s). Customer acknowledges and agrees that the following activities are prohibited: (i) the resell of SS7 3rd PARTY Service, arid (ii) arrangements where STPs and/or switches that are not owned arid operated (or leased arid operated) by Customer pass SS7 messages to MCI WorldCom’s signaling network.

(v)            MCI WorldCom retains the right to immediately terminate Customer’s SS7 3rd PARTY Service for failure to comply with this Subsection (B).

(C)           Operation and Maintenance. MCI WorldCom will operate and maintain each MCI WorldCom STP seven (7) days per week, twenty-four (24) hours per day. In the event of an outage of an MCI WorldCom STP, MCI WorldCom will respond in accordance with MCI WorldCom’s policies and practices in effect at the time of the outage, as determined by the MCI WorldCom location affected by any such outage. In the event of any interruption of SS7 3rd PARTY Service, MCI WorldCom shall, upon the earlier of (1) MCI WorldCom becoming aware of such  Interruption, or (ii) delivery of notice thereof by Customer, immediately commence and diligently pursue the restoration of SS7 3rd PARTY Service as it relates to the SS7 connection between MCI WorldCom arid the Third Party Signaler In compliance with priorities established under federal laws and regulations. Customer agrees. to immediately pursue troubleshooting activities with the Third Party Signaler on the SS7 connection between Customer and the Third Party Signaler for any interruption of SS7 3rd PARTY Service. Customer agrees to cooperate with MCI WorldCom in all restoration efforts. -

(D)          Exchange of Technical Data; Forecasts. Customer and MCI WorldCom shall exchange all necessary Point Code and other technical information as is necessary to establish and maintain the SS7 3rd PARTY Service. Additionally, within thirty (30) days following the execution of this Attachment, Customer will provide MCI World Corn with a forecast of Customer’s anticipated long distance traffic and link/port requirements for SS7 3rd PARTY Service for the first six (6) months of Customer’s use of SS7 3rd  PARTY Service (the “6.Month Forecast”). Customer shall review and update the 6-Month Forecast on a regular basis, but no later than six months following the issuance of the preceding 6-Month Forecast. Customer shall immediately notify MCI WorldCom if Customer has reason to believe Customer’s link/port requirement or anticipated signaling will materially change. MCI WorldCom shall not be responsible for service interruption, degradation in the quality or the service or any other service defect that may result from Customer exceeding the forecast levels, failing to provide a complete or timely forecast, or failing to provide MCI WorldCom with advance notice of a material change to the projections contained in Customer’s 6-Month Forecast(s).

(E)           Interconnect Circuits. MCI WorldCom will submit to the Customer or the Third Party Signaler, as necessary, any information required to implement SS7 3rd PARTY Service with the Third Party Signaler.

II.            SS7 3rd PARTY SERVICE CHARGES.

Customer agrees to pay MCI WorldCom *per month for each Customer switch point code that Customer signals to or from MCI WorldCom from a Third Party Signaler, for dedicated voice traffic to or from MCI WorldCom.

IN WITNESS WHEREOF, authorized parties on behalf of their respective entities have initialed this Attachment for SS7 3rd PARTY Service as of the date shown below.

AmeriVision Communications, Inc.	MCI WORLDCOM NE1WORK
SERVICES, INC.

Customer’s initials /s/ SR	MCI WorldCom’s initials /s/ RB
Date: 11/25/02	Date: 11/26/02